Exhibit 10.4

FORM OF DATA CENTER LEASE AGREEMENT1

between

[LANDLORD NAME]

(“LANDLORD”)

and

[TENANT NAME]

(“TENANT”)

dated as of

[DATE]

[1].

This Form of Data Center Lease Agreement (this “Form Lease”) includes the terms that Blackstone Digital Infrastructure Trust Inc. (“BXDC”) generally expects to be contained in the leases of data centers that it intends to target for acquisition. This Form Lease is being provided for illustrative purposes only and is not intended to serve as, and must not be relied on as, a guarantee or indication of the exact terms of any leases that BXDC may actually acquire or enter into in connection with any acquisition of data centers. Not all provisions included herein may be applicable to, or included in, such leases, and/or such leases may contain certain provisions not included herein. This Form Lease should be read together with BXDC’s Registration Statement on Form S-11 (File No. 333-294977) filed with the United States Securities and Exchange Commission on April 29, 2026, including the prospectus contained therein (collectively and as amended, the “Registration Statement”). All statements contained herein with respect to BXDC’s expectations and intentions are as of the date of the Registration Statement.

7.3. HVAC	15

7.4. Janitorial	15

7.5. Access and Security	15

7.6. Service Interruptions	16

8. Preparation for Occupancy	16

8.1. Initial Build-Out	16

8.2. Tenant Fit-Out Work	16

8.3. Delivery	16

9. Use of Premises; Compliance with Laws; Hazardous Materials	16

9.1. Use	16

9.2. Legal and Other Restrictions of Tenant’s Use	16

9.3. Compliance with Laws	16

9.4. Hazardous Materials	17

10. Maintenance and Repairs	17

10.1. Landlord’s Maintenance and Repair Obligations	17

10.2. Tenant’s Maintenance and Repair Obligations	17

11. Alterations	17

11.1. Alterations	17

11.2. Tenant Owned Property	18

12. Insurance	18

12.1. Tenant Insurance	18

12.2. Landlord Insurance	18

12.3. Waiver of Subrogation	18

13. Indemnification	19

13.1. Indemnity of Landlord	19

13.2. Indemnity of Tenant	19

13.3. Survival	19

14. Damage and Destruction	20

14.1. Restoration	20

14.2. Rent Abatement	20

15. Condemnation	20

15.1. Total Taking	20

15.2. Partial Taking	20

15.3. Restoration	20

15.4. Allocation of Awards	21

16. Assignment	21

16.1. Landlord Assignment	21

16.2. Tenant Assignment	21

17. Tenant’s Default	21

17.1. Monetary Default	21

17.2. Nonmonetary Default	22

17.3. Tenant Debtor Protections	22

18. Landlord’s Remedies	22

19. Subordination; Estoppel Certificates	22

19.1. Subordination	22

19.2. Subordination, Non-Disturbance, and Attornment Agreement	23

19.3. Estoppel Certificates	23

20. End of Term; Holding Over	23

20.1. Condition Upon Surrender	23

20.2. Transition Period; Holdover	23

21. Publicity; Signs	24

22. Parking	24

23. Notices	24

24. Guaranties.	24

24.1. Landlord Guaranty	24

24.2. Tenant Guaranty	25

25. Miscellaneous Provisions	25

25.1. Brokers	25

25.2. Landlord Default; Tenant Remedies	25

25.3. Landlord Access	26

25.4. Operator	27

25.5. Successors and Assigns	27

25.6. Limitation on Liability	27

25.7. Partial Invalidity	27

25.8. Entire Agreement	27

25.9. Representations	28

25.10. Quiet Enjoyment	29

25.11. Survival	29

25.12. Governing Law; Consent to Jurisdiction and Venue	29

25.13. Amendments	30

25.14. WAIVER OF JURY TRIAL	30

25.15. SUBMISSION OF LEASE	30

25.16. No Recording	30

25.17. Confidentiality	30

SCHEDULES[2]

Schedule 1	Campus

Schedule 2	Premises

Schedule 3	Property

Schedule 4	Tenant Competitor

Schedule 5	Completion Date Deadline

Schedule 6	Power; Target Completion Date

Schedule 7	Early Termination Fee

Schedule 8	Base Rent

Schedule 9	Work Letter

Schedule 10	Tenant Fit-Out Work

Schedule 11	Parking

Schedule 12	Security Requirements

[2]	We expect that these Schedules will be specific to a particular lease. Accordingly, these Schedules are not included in the back of this Form Lease.

EXHIBITS[3]

Exhibit A	Qualified Operator

Exhibit B	Approved Countries

Exhibit C	Taxes

Exhibit D*	Service Interruption Events

Exhibit E	Tenant Insurance Requirements

Exhibit F	Landlord Insurance Requirements

Exhibit G	Form of SNDA

Exhibit H	Form of Estoppel Certificate

Exhibit I	Form of Landlord Guaranty

Exhibit J	Form of Tenant Guaranty

Exhibit K	Landlord Insolvency Events

[3]

Forms of these Exhibits (“Form Exhibits”) are included in the back of this Form Lease. The Form Exhibits are being provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee or indication of the exact terms of any exhibits to the leases that BXDC may actually acquire or enter into in connection with any acquisition of data centers. Not all provisions included therein may be applicable to, or included in, the exhibits in such leases, and/or the exhibits in such leases may contain certain provisions not included in the Form Exhibits.

*

Although we expect Exhibit D will be specific to a particular lease, the Exhibit D included in the back of this Form Lease includes a general description of the scope of Service Levels expected to be covered in SLAs and Tenant remedies expected to be available upon a Service Interruption Event.

DATA CENTER LEASE AGREEMENT

This DATA CENTER LEASE AGREEMENT (“Lease”), dated as of the [DAY] day of [MONTH], [YEAR] (the “Effective Date”), is entered into by and between [LANDLORD NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE], and having its principal office at [LANDLORD ADDRESS] (“Landlord”) and [TENANT NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE], and having an address at [TENANT ADDRESS] (“Tenant”). Landlord and Tenant are also sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

In consideration of the rents, covenants, and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged and agreed, Landlord and Tenant covenant, warrant, and agree as follows:

1. Definitions.

1.1. Defined Terms. For purposes of this Lease, the following terms shall have the following meanings:

“Acceptable Counterparty” means a person or entity who satisfies the following conditions: (i) is not a Restricted Party, and (ii) is not subject to sanctions levied by the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, the U.S. State Department or otherwise designated on any list of prohibited or restricted parties maintained by any of the foregoing agencies or owned or controlled by such a party.

“Additional Rent” means all sums other than Base Rent payable by Tenant to Landlord under this Lease, including Operating Expenses and Taxes, Tenant’s payments for services, and any and all other amounts due under this Lease, including any and all other sums that may become due by reason of any default of Tenant or failure to timely comply with the agreements, terms, covenants, and conditions of this Lease to be performed by Tenant.

“Affiliate” means for any entity, any parent, subsidiary, or affiliate corporation which Controls, is Controlled by or is under common Control with such entity. For purposes of this definition, “Control” means the possession of the power to direct or cause the direction of the management and policy of an entity, whether through the ownership of voting securities, by statute, or by contract.

“Alterations” is defined in Section 11.1.

“Approved SNDA Form” is defined in Section 19.3.

“Base Rent” is defined in Section 4.1.

“Broker” means [BROKER NAME].

“Building” means the building [known as [BUILDING NAME] and] having the street address of [STREET ADDRESS], [CITY], [STATE].

“Building Systems” means the structural portions of the Building, the roof, the foundation, the elevators, the HVAC Systems, and the mechanical, electrical, plumbing, security, fire and life safety systems and equipment, including the fire alarms and fire sprinklers, and the building power infrastructure, back-up power systems, raised floor, access control and telecommunications conduit.

“Business Day” or “Business Days” means all days, excluding the following days: Saturdays, Sundays, and all days observed as legal holidays by the State of [STATE], and by the United States federal government.

“Business Hours” means, on each Business Day, the hours from [TIME] a.m. to [TIME] p.m. [TIME ZONE].

“Campus” means a parcel or group of parcels of real property, together with all improvements thereon, designed, constructed, and operated primarily for the housing, operation, and maintenance of one or more data centers, including all related or ancillary uses, and comprised of the land described in Schedule 1.

“Capacity” is defined in Section 3.3.

“Casualty” is defined in Section 14.1.

“Change of Control” means a change in the Control of Landlord.

“Commencement Date” means, with respect to a given Phase, the earliest date on which all of the Landlord Work has been completed with respect to such Phase in accordance with Section 8.

“Common Areas” means the entrances, lobby, accessways, hallways, lavatories, stairways, elevator banks, and other Building areas and the driveways, parking areas, and landscaped areas within the Campus that are designated for the nonexclusive common use of all tenants of the Campus and their invitees4.

[4]

In the case of a lease for capacity or space within a multi-tenant building, the term “Common Areas” (or similar) may refer to areas within the building that are designated for the common use of all tenants of the building (as opposed to areas designed for the common use of all tenants within the Campus).

“Completion Date Deadline” is defined in Section 3.3.

“Credit Threshold” means, and will be deemed satisfied, if assignee (or an entity guaranteeing all of the obligations of any such assignee under the Lease pursuant to a guaranty in the form set forth on Exhibit J or as otherwise satisfactory to Landlord (in Landlord’s sole discretion)) has a credit rating of at least “[RATING]” by Standard & Poor’s or Fitch or “[RATING]” by Moody’s.

“Early Termination Date” is defined in Section 3.6.

“Effective Date” is defined in the Preamble.

“Event of Default” is defined in Section 17.

“Extension Conditions” is defined in Section 3.5(a).

“Extension Notice” is defined in Section 3.5(b).

“Extension Option” is defined in Section 3.5(a).

“Extension Term” is defined in Section 3.5(a).

“First Extension Term” is defined in Section 3.5(a).

“Force Majeure” means any of the following events: (a) acts of God; (b) floods, fires, earthquakes, explosions, or other natural disasters; (c) war, invasions, hostilities (whether war is declared or not), terrorist threats or acts, riots or other civil unrest; (d) governmental authority, proclamations, orders, laws, actions, or requests; (e) embargoes or blockades; (f) epidemics, pandemics, or other national or regional emergencies; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (h) other similar events beyond the reasonable control of the Parties.

“Hazardous Materials” means any chemical, compound, material, substance, or other matter that: (a) is defined as a hazardous substance, hazardous material, or waste, or toxic substance under any Hazardous Materials Law; (b) is regulated, controlled, or governed by any Hazardous Materials Law or other Laws; (c) is petroleum or a petroleum product; or (d) is asbestos, formaldehyde, radioactive material, drug, bacteria, virus, or other injurious or potentially injurious material (by itself or in combination with other materials).

“Hazardous Materials Law” means any federal, state, or local law, ordinance, rule, decree, order, regulation, or court decision relating to Hazardous Materials and/or other environmental conditions on, under, or about the Premises, the Building, or the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act, any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing.

“HVAC” means heating, ventilation, and air-conditioning.

“HVAC Systems” means the HVAC systems of the Building.

“Landlord” is defined in the Preamble.

“Landlord Party” means Landlord’s direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, invitees, or representatives.

“Landlord Work” is defined in Section 8.1.

“Landlord’s Address for Notices” means [LANDLORD ADDRESS], attention: [TITLE], with a copy to [LANDLORD COUNSEL ADDRESS], Attention: [LANDLORD COUNSEL NAME], or at such other address as Landlord or its counsel shall designate by written notice to Tenant sent pursuant to Section 24 hereof.

“Landlord’s Address for Rent Payments” means [PAYMENT ADDRESS].

“Laws” is defined in Section 9.3.

“Lease” is defined in the Preamble.

“Lease Commencement Date” is defined in Section 3.2.

“Lease Expiration Date” is defined in Section 3.4.

“Manager” is defined in Section 25.4.

“Mortgage” means any current or future mortgage, deed of trust, or other security instrument in any amount for which all or any portion of the Property or Landlord’s interest or estate in the Property is specified as security, including all modifications, renewals, supplements, consolidations, and replacements thereof.

“Mortgagee” means any mortgagee or beneficiary under any current or future Mortgage affecting the Property.

“NDA” is defined in Section 25.17.

“Operating Expense Estimate” is defined in Section 5.1(a).

“Operating Expenses” is defined in Section 5.1(b).

“Operating Expenses (Actual)” means and refers, with respect to each calendar year (or portion thereof) during the Term, to the actual Operating Expenses for such calendar year (or portion thereof).

“Operating Year” is defined in Section 5.1(c).

“Outside Delivery Date” is defined in Section 3.3.

“Party” or “Parties” is defined in the Preamble.

“Permitted Use” means the operation of a data center providing artificial intelligence services, colocation, managed hosting, cloud, network, telecommunications and other related services, including related office and storage uses.

“Phase” is defined in Section 3.3.

“Power” means the amount of electrical power (in kW) available to a specified location, along with the associated floor space.

“Premises”5 means the space described in Schedule 2, including all Phases and any other space leased to Tenant pursuant to this Lease.

“Prime Rate” means the prime or base rate announced as such from time to time by [[BANK NAME]/[OTHER SOURCE NAME]] as published in the Wall Street Journal or, if not available, a comparable rate selected by Landlord. Any interest payable under this Lease with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated on the basis of a three hundred and sixty (360) day year with twelve (12) months of thirty (30) days each.

“Property” means the real property on which the Building is located together with the Building and all appurtenant fixtures and personal property of Landlord used in the operation of the Building and/or the Property, and any other improvements now existing or hereafter constructed thereon, including the parking lot, walkways, and landscaped ground as depicted on the site plan attached hereto as Schedule 3.

“Punch List” is defined in the Work Letter.

[5]	In the case of a lease for capacity or space within a multi-tenant building, the term “Premises” (or similar) will refer to individual suite(s) or data hall(s) within the building.

“Qualified Operator” shall have the meaning set forth on Exhibit A.

“Reconciliation Statement” is defined in Section 5.5.

“Rent” means, collectively, Base Rent and Additional Rent.

“Restoration Estimate” is defined in Section 14.1.

“Restricted Party” means any entity that (i) is an agency or instrumentality (including a state-owned enterprise) of any government other than those countries listed on Exhibit B, (ii) is a Tenant Competitor, or (iii) that does not have a net worth of [NUMBER IN WORDS] Dollars ($[NUMBER]).

“Second Extension Term” is defined in Section 3.5(a).

“Service Interruption Event” is defined in Section 7.6.

“Structural Alterations” is defined in Section 11.1.

“Taking” is defined in Section 15.1.

“Target Completion Date” is defined in Section 3.3.

“Tax” or “Taxes” shall have the meaning set forth on Exhibit C.

“Tenant” is defined in the Preamble.

“Tenant Audit Notice” is defined in Section 5.6.

“Tenant Competitor” means any entity set forth on Schedule 4 or any Affiliate of any such entity; provided Tenant may, no more than [NUMBER IN WORDS] ([NUMBER]) per year, replace any or all of the entities so listed with another entity or entities which would be reasonably considered a competitor of Tenant by delivering written notice of such change to Landlord.6

“Tenant Fit-Out Work” is defined in Section 8.1.

“Tenant Owned Property” is defined in Section 11.2.

[6]	It is expected that “Tenant Competitor” (or similar terms) will generally be defined as competitors of the applicable Tenant and its parent company.

“Tenant Parties” means Tenant, any Affiliate of Tenant, any permitted assignee, subtenant, or occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, invitees, or representatives.

“Tenant’s Address for Notices” means [TENANT ADDRESS], Attention: [TITLE], with a copy to [TENANT COUNSEL ADDRESS], Attention: [TENANT COUNSEL NAME], or at such other address as Tenant or its counsel shall designate by written notice to Landlord sent pursuant to Section 24 hereof.

“Tenant’s Share” is [NUMBER IN WORDS] percent ([NUMBER]%).7

“Term” is defined in Section 3.1.

“Work Letter” is defined in Section 8.1.

1.2. Interpretation.

(a) This Lease shall be construed without regard to any presumption or other rule requiring construction against the drafting Party.

(b) The captions, headings, and titles in this Lease are solely for convenience of reference and shall not affect the interpretation of the provisions under such caption, heading, or title.

(c) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(d) As used in this Lease: (i) “and/or” when applied to one or more matters or things applies to any one or more, or all such matters or things as the circumstances warrant; (ii) “including” means “including, without limitation”; (iii) “Person” means any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity; and (iv) “this Lease,” “herein,” “hereof,” and “hereunder,” and words of similar import, refer to this Lease as a whole, and not to any particular section, unless expressly so stated.

[7]

In a single-tenant Building, the Tenant’s Share is expected to be approximately 100%. In multi-tenant Buildings, the Tenant’s Share will generally represent the space or capacity leased to the applicable Tenant divided by the total space or capacity available in the applicable Building.

(e) All of the terms and provisions of each exhibit or schedule to this Lease are incorporated into and made a part of this Lease to the same extent as if they were included in the body of this Lease.

2. Lease of the Premises.

2.1. Demise. Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord the Premises for the Term, upon and subject to the terms, covenants, representations, warranties, provisions, and conditions of this Lease.

3. Term.

3.1. Term. This Lease shall be effective and binding on Landlord and Tenant on the Effective Date. The term of this Lease shall be [NUMBER IN WORDS] ([NUMBER]) years8, commencing on the Lease Commencement Date and ending on the Lease Expiration Date (“Term”). Unless otherwise provided herein, the word “Term” shall include any Extension Term properly exercised by Tenant in accordance with Section 3.5.

3.2. Lease Commencement. The “Lease Commencement Date” shall be the later of: (a) the date Landlord delivers Phase I to Tenant in accordance with Section 8; or (b) the Completion Date Deadline for Phase I as set forth on Schedule 5.

3.3. Delivery of the Premises9. Landlord shall use commercially reasonable efforts (subject to Force Majeure and any Tenant delay) to deliver each phase of the Premises (each, a “Phase”) and associated quantity of Power as set forth on Schedule 6 (the “Capacity”) to the Tenant on or prior to the date set forth on Schedule 6 (the “Target Completion Date”). If Landlord does not deliver any Phase to Tenant by the date that is [NUMBER IN WORDS] ([NUMBER]) days after the Target Completion Date applicable to such Phase (the “Completion Date Deadline”), then, subject to extension for Force Majeure and Tenant delay, Landlord shall provide Tenant with a credit against the payment of Base Rent: (a) for the first [NUMBER IN WORDS] ([NUMBER]) days of delay, equal to [NUMBER IN WORDS] ([NUMBER]) day’s Base Rent credit for each full or partial day of delay and (b) thereafter [NUMBER IN WORDS] ([NUMBER]) day’s Base Rent credit for each full or partial day of delay until the Commencement Date for such Phase occurs. Subject to Force Majeure and Tenant delay, if Landlord does not

[8]

It is expected that the leases entered into or acquired by BXDC will be long-term leases with initial terms of at least 15 years, though BXDC may selectively consider leases with shorter initial terms.

[9]

It is expected that BXDC will primarily acquire data centers the construction of which has already been completed, and therefore, that any “late delivery” provisions or associated penalties contained in the lease will be not applicable.

deliver any Phase within [NUMBER IN WORDS] ([NUMBER]) days after the Completion Date Deadline applicable to such Phase, Tenant shall have the right to terminate this Lease by written notice to Landlord. The Completion Date Deadlines may be extended for Force Majeure and Tenant delay, provided that if such Force Majeure extends the applicable Completion Date Deadline beyond a period of [NUMBER IN WORDS] ([NUMBER]) days, Tenant may terminate the Lease at any time thereafter (provided that the applicable Phase has not been delivered at the time of such termination). Tenant’s entitlement to rent credits and termination rights as set forth in this Section 3.3 are Tenant’s sole and exclusive remedies for Landlord’s failure to deliver any Phase in accordance with the terms of this Lease by the applicable Completion Date Deadline. If Tenant terminates the Lease in accordance with this Section 3.3, then neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Lease, except as otherwise expressly provided in this Lease.]

3.4. Lease Expiration. Subject to Tenant’s option to extend the Term as set forth in Section 3.5, the “Lease Expiration Date” means the last day of the month in which the [ORDINAL NUMBER IN WORDS] ([ORDINAL NUMBER]) anniversary of the Lease Commencement Date occurs, or such earlier date on which the Term shall sooner end pursuant to any of the terms, covenants, or conditions of this Lease or pursuant to law.

3.5. Option to Extend Lease Term10. Tenant shall have [NUMBER IN WORDS] ([NUMBER]) separate, consecutive options (each an “Extension Option”) to extend the Term of this Lease for an additional period of [NUMBER IN WORDS] ([NUMBER]) year[s] (the “First Extension Term” and the “Second Extension Term” respectively; the First Extension Term and the Second Extension Term are herein, sometimes, individually or collectively referred to as an “Extension Term”).

(a) Each Extension Option shall be exercisable by written notice (the “Extension Notice”) to Landlord given not later than [NUMBER IN WORDS] ([NUMBER]) months prior to the expiration of the then-current Term. Time is of the essence as to the giving of each Extension Notice. If Tenant does not timely exercise the first Extension Option in accordance with the terms hereof, all Extensions Options shall automatically terminate, and the Lease Term shall expire as of the expiration of the then-current Term.

(b) Each Extension Term shall constitute an extension of the Term and shall be upon all of the same terms and conditions as the existing Term, except that: (i) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s continued occupancy during an Extension Term (nor shall Landlord be required to reimburse Tenant for any Alterations made or to be made by Tenant during or in preparation for an Extension Term); and (ii) there shall be no option to extend the Term of this Lease beyond the Second Extension Term.

[10]

It is expected that the majority of leases entered into or acquired by BXDC will contain options for the Tenant to extend the term of the leases (e.g., two options to extend the term by five years each, or one option to extend the term by ten years).

3.6. Early Termination. At any time, Tenant may terminate this Lease (for all Phases or for any Phases selected by Tenant) (each, an “Early Termination Date”). To exercise the early termination right, Tenant must give a termination notice to Landlord at least [NUMBER IN WORDS] ([NUMBER]) days before the applicable Early Termination Date. Not as a penalty but as liquidated damages, Tenant will pay any termination fee due pursuant to Schedule 7 to Landlord.11 Neither party will have any rights, liabilities or obligations under this Lease for the applicable Phase or Phases after the Early Termination Date, except those that under this Lease expressly survive termination.

4. Rent.

4.1. Base Rent. Tenant shall pay to Landlord rent (“Base Rent”) in accordance with Schedule 8. With respect to each Phase, Base Rent for such Phase will increase by [NUMBER IN WORDS] percent ([NUMBER]%) on each anniversary of the Lease Commencement Date during the term of this Lease, including any Extension Term12 (the “Escalator”).13

4.2. Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord: (a) Operating Expenses in accordance with Section 5; (b) Taxes in accordance with Section 6; and (c) all other items of Additional Rent as they become due and payable under this Lease.

[11]

It is expected that some but not all of the leases acquired by BXDC will have an early termination option. The early termination fee (if applicable) is expected in most cases be initially sized as 100% of all Base Rent required to be paid by the Tenant for the terminated Phase(s) through the remainder of the then-current Lease term, although in some cases it is expected that the amount of the fee (expressed as a percentage of the remaining Base Rent payable throughout the remainder of the then-current term) may decrease over time based on when the Tenant exercises the termination right.

[12]

It is expected that, in some of the leases entered into or acquired by BXDC, upon the exercise of an extension option by the applicable Tenant, the Base Rent will be reset to the fair market rent for similarly situated data centers (in some cases, subject to a cap and/or floor), and will thereafter increase at the agreed-upon rent escalator.

[13]	It is expected that the leases entered into or acquired by BXDC will have annual rent escalators generally between 2.0% – 3.0%.

4.3. Rent Payments. Base Rent shall be payable commencing on the Lease Commencement Date and thereafter in equal monthly installments in advance on the first day of each and every calendar month during the term of this Lease. Operating Expenses shall be payable in accordance with Section 5. Taxes shall be payable in accordance with Section 6. Subject to the terms and conditions of this Lease, Tenant covenants and agrees to pay Base Rent, Tenant’s Share of Operating Expenses, and Tenant’s Share of Taxes promptly when due without notice or demand therefor (other than any notice required under Section 5 or Section 6 hereof) and, with respect to other Additional Rent items, following notice thereof pursuant to the terms of this Lease. All items of Rent shall be paid without any abatement, deduction, or setoff for any reason whatsoever, except as otherwise specifically provided herein. Tenant covenants and agrees to pay Rent in lawful money of the United States, to Landlord at Landlord’s Address for Rent Payments. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.4. Prorated Rent. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord an amount equal to one (1) monthly installment of Base Rent payable under this Lease for the first full calendar month of the Term. For any partial month during the Term, the monthly installments payable for such month, including the payments of Base Rent, Operating Expenses, and Taxes, shall be prorated on a per diem basis based on the actual number of days in such partial month.

5. Operating Expenses14 This lease is a triple-net lease. For each Operating Year within the Term, Tenant shall pay to Landlord in accordance with this Section 5, as Additional Rent, an amount equal to Tenant’s Share of the Operating Expenses for that Operating Year.

5.1. Operating Expense Definitions. As used in this Lease:

(a) “Operating Expense Estimate” means a written estimate of the amount of Tenant’s Share of Operating Expenses for the applicable Operating Year. Such Operating Expense Estimate shall be in reasonable detail and be consistent with Landlord’s current practices in the Building.

(b) “Operating Expenses” means, collectively, all costs, fees, amounts, disbursements and expenses paid or incurred by or on behalf of Landlord in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement, or repair of the Building, the Property, or the Premises, including, but not limited to: (1) premiums and other charges for insurance required to be carried by Landlord pursuant to this Lease; (2) the cost of maintenance and repair of the Building, Property, Common Areas, and supplies used in such maintenance and repair; (3) charges for security services, janitorial and cleaning services, window

[14]

It is expected that the leases entered into or acquired by BXDC will primarily be triple-net leases. However, in some cases, BXDC may selectively pursue “modified gross” leases wherein the Landlord is responsible for some but not all of the operating expenses associated with the applicable data center.

cleaning, garbage and refuse removal; (4) landscaping and hardscape expenses, including irrigating, trimming, mowing, fertilizing, seeding, and replacing plants, trees and hardscape; (5) salaries, wages, benefits, and other expenses of personnel reasonably required for property management, operation, engineering, maintenance, and security (as allocated among the Premises, and any other properties or entities in Landlord’s reasonable discretion); (6) fees for the administration and management of the Premises, not to exceed [NUMBER IN WORDS] percent ([NUMBER]%) of gross revenue; (7) all costs incurred in connection with service and maintenance contracts, as well as expenses for maintenance and repair of the Building; (8) supplies, materials, replacement, repair, acquisition, installation and modification of furnishings, materials, tools, small equipment and supplies used exclusively for the Property or Premises; (9) sales, use and excise taxes on goods and services purchased by Landlord for the repair, maintenance, operation or management of the Property; (10) assessments or special assessments or reimbursements required under any covenants, restrictions, easements or other agreements benefitting the Building, Property, or any easement, license or operating agreement or similar instrument benefitting the Property; (11) amounts paid to professional, non-legal consultants (including accountants and property managers) for accounting and management services related to the operation of the Property, and Building; (12) the cost of providing the Capacity, fuel, gas, water, electricity, sewer, storm water, and other utility charges for the Building, and Premises; and (13) any other cost, expense, fee, amount or disbursement paid or incurred by or on behalf of Landlord in connection with the operation, ownership, maintenance, restoration, management, replacement, or repair of the Property, Building, or Premises, which are reasonably incurred in maintaining, repairing or operating the Building or Premises for their intended purpose, consistent with practices of owners and operators of first-class data center properties in the relevant geographic market.

Operating Expenses shall expressly not include: (1) the cost of any capital improvement that Landlord elects, in the course of Landlord’s obligations to maintain and repair the Premises, to replace, including if due to end-of-life, end-of-support, or catastrophic failure, and other than the amortized portion permitted above; (2) expenses Landlord incurs in connection with leasing space in the Building, including brokerage commissions, legal fees, advertising expenses, lease concessions, rental abatements, construction allowances, permit, license, and inspection costs; (3) costs or expenses to correct defects in the original construction; (4) repairs and replacements paid for by others or reimbursed to Landlord by insurance proceeds, warranty or third parties; (5) interest or principal payments on any mortgage, ground lease or other indebtedness; (6) costs incurred in connection with the sale, financing or refinancing of the Property, or Building; (7) Landlord’s corporate overhead and administrative costs not directly related to the operation, management or maintenance of the Property; (8) legal fees incurred in disputes with Tenant or any other tenants; (9) management fees of any kind payable to Landlord or its affiliates beyond the permitted management fee above; (10) the cost of replacing the foundation, roof, exterior walls or any other structural element unless otherwise expressly permitted; (11) depreciation or reserves for bad debts or rental loss; (12) costs related to the cleanup or removal of Hazardous Materials, and costs associated with any environmental remediation required by law as a result of acts or omissions occurring prior to the Commencement Date or required due to acts of Landlord’s or its Affiliates’ negligence or willful misconduct; (13) insurance deductibles in amounts greater than $[NUMBER IN WORDS] ([NUMBER]) per occurrence; (14) costs or expenses for repairs to comply with laws in effect as of the Effective Date of the Lease; (15) costs reimbursed by tenants or third parties (other than Tenant); (16) any payment paid to Landlord, its subsidiaries or affiliates in excess of the amount that would have been paid for such goods or services on a competitive basis by qualified, unaffiliated third parties; (17) the cost of repairing or restoring the Premises, Building or any other portion of the Property following a casualty pursuant to the Lease or following the condemnation of all or a portion of the Property, (18) any other cost which, under generally accepted accounting principles and practices, would not be considered a normal maintenance or operating expense for the Building or Property; and (19) costs that are not customary or consistent with the practices of owners of first-class data center properties in the relevant geographic market.

(c) “Operating Year” means each calendar year occurring during the Term.

5.2. Monthly Installments. Before the start of each full or partial Operating Year, Landlord shall give Tenant an Operating Expense Estimate. For each month during such Operating Year, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Operating Expense for the Operating Year, as shown on the Operating Expense Estimate.

5.3. Continuation of Payments. If Landlord has not furnished Tenant with an Operating Expense Estimate before the start of an Operating Year, Tenant shall continue to pay the monthly sum payable by Tenant for the last month of the preceding Operating Year until an Operating Expense Estimate applicable to such Operating Year is furnished to Tenant, at which time Tenant shall pay the monthly sum specified in the newly furnished Operating Expense Estimate in accordance with Section 5.2 hereof. When Landlord delivers the Operating Expense Estimate to Tenant, Landlord shall also notify Tenant of any deficiency or overpayment in the payments made to date for the Operating Year. If there is a deficiency, Tenant shall pay the amount of such deficiency together with the next monthly payment of Operating Expenses. If there has been an overpayment, Landlord shall credit the overpaid amount to the next monthly payment of Operating Expenses.

5.4. Revisions to Operating Expense Estimate. If, at any time during any Operating Year, any one or more of the Operating Expenses are increased (or are projected to increase) to rates or amounts in excess of the rates or amounts used in calculating the Operating Expense Estimate for that Operating Year, then Landlord may issue a revised Operating Expense Estimate. The revised Operating Expense Estimate shall advise Tenant of the amount of the increase in Operating Expenses, the month in which the increase will become effective, Tenant’s Share thereof, and the months for which the increased payments are due. Tenant shall pay the increase to Landlord as part of Tenant’s monthly payments of estimated expenses as provided in Section 5.2, commencing with the month in which the increase becomes effective.

5.5. Reconciliation Statement. As soon as is reasonably possible after the end of each Operating Year, Landlord shall furnish to Tenant a statement (a “Reconciliation Statement”) showing in reasonable detail the actual or prorated Tenant’s Share of Operating Expenses (Actual) incurred by Landlord during such Operating Year. Any delay or failure by Landlord in delivering any Reconciliation Statement shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses (Actual) pursuant hereto.

5.6. Audit Right. Tenant shall have the right to cause a certified public accountant to audit the Operating Expenses by inspecting Landlord’s general ledger of expenses. Tenant shall give [NUMBER IN WORDS] ([NUMBER]) days’ notice to Landlord of Tenant’s intent to audit (the “Tenant Audit Notice”). After receipt of Tenant’s Audit Notice, Landlord shall promptly make the applicable records available to Tenant’s auditor for the audit. Tenant shall submit a written audit report to Landlord within [NUMBER IN WORDS] ([NUMBER]) days after the applicable records are made available to Tenant’s auditor.

(a) If the audit report shows that the payments actually made by Tenant with respect to Operating Expenses for the Operating Year in question exceeded Tenant’s Share of Operating Expense (Actual) for such Operating Year, Landlord shall at Tenant’s option either: (i) credit the excess amount to the next succeeding installments of Tenant’s Share of Operating Expenses; or (ii) pay the excess to Tenant within [NUMBER IN WORDS] ([NUMBER]) Business Days after delivery of such audit report. If the audit report shows that Tenant’s payments with respect to Operating Expenses for such Operating Year were less than Tenant’s Share of the Operating Expense for such Operating Year, Tenant shall pay the deficiency to Landlord within [NUMBER IN WORDS] ([NUMBER]) Business Days after delivery of such audit report.

(b) All information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents, or employees. Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit.

6. Taxes. Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of the Taxes.

7. Utilities and Services. From and after the Lease Commencement Date and thereafter throughout the Term, Landlord agrees to furnish the Premises with the utilities and services described in this Section 715. Landlord shall include the costs of services as a component of Operating Expenses except as stated otherwise in this Section 7.

7.1. Electricity. Landlord will provide the Capacity to Tenant and bill Tenant separately each month for the Capacity and for the critical infrastructure serving the Premises16.

7.2. Water. Landlord shall furnish water and sewer service to the Premises in quantities reasonably adequate for Tenant’s use of the Premises and to comply with Landlord’s obligations under the Lease.

7.3. HVAC. Landlord shall provide HVAC service 24 hours per day, 365 days a year to maintain temperature and humidity in conformance with the building specifications agreed to between Landlord and Tenant.

7.4. Janitorial. Landlord shall provide cleaning and janitorial services, including removal of rubbish and furnishing washroom supplies in accordance with the specifications agreed to between Landlord and Tenant.

7.5. Access and Security.

(a) Subject to Landlord’s reasonable maintenance and security requirements, Force Majeure, and applicable Laws, Tenant shall have access to the Premises and the parking areas twenty-four (24) hours per day, seven (7) days per week.

(b) Landlord will operate, maintain, and repair security systems and provide security services for the Building and Property in accordance with requirements to be agreed between Landlord and Tenant.

[15]

Generally, it is expected that the majority of leases acquired or entered into by BXDC will provide that it is the Landlord’s responsibility to procure electricity and other power-related infrastructure for the data center. However, we expect that in some cases, the Tenant will be responsible for procuring electricity and/or certain of the power-related infrastructure for the data center.

[16]

It is expected that some of leases acquired or entered into by BXDC will provide that the cost of power delivered to the data center in excess of an agreed-upon power usage effectiveness (PUE) ratio must be borne by the Landlord and cannot be passed through to the Tenant.

7.6. Service Interruptions. Tenant shall be entitled to an abatement of Rent (as set forth in Exhibit D) if there is a “Service Interruption Event” (as defined in Exhibit D)17.

8. Preparation for Occupancy18

8.1. Initial Build-Out. Landlord shall construct and prepare the Premises for Tenant’s occupancy (the “Landlord Work”) in accordance with the work letter attached hereto as Schedule 9 (the “Work Letter”).

8.2. Tenant Fit-Out Work. Landlord shall perform, at Tenant’s cost, the work set forth on Schedule 10 (the “Tenant Fit-Out Work”).

8.3. Delivery. Landlord shall deliver the Premises pursuant to Section 3 with all Landlord Work and Tenant Fit-Out Work having been Substantially Completed (as defined in the Work Letter). Tenant agrees that Landlord shall have access to the Premises after delivery to complete any Punch List items not completed by the Lease Commencement Date.

9. Use of Premises; Compliance with Laws; Hazardous Materials

9.1. Use. The Premises shall be used only for the Permitted Use.

9.2. Legal and Other Restrictions of Tenant’s Use. Use of the Premises is subject to all covenants, conditions, and restrictions of record. Tenant shall not use or occupy the Premises for any unlawful purpose.

9.3. Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall comply with (and shall cause all Tenant Parties to comply with) all Laws applicable to the Premises or the use or occupancy of the Premises, including any obligation to make Alterations in the Premises required as a condition of Tenant’s occupancy. “Laws” means all present and future laws (including the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act of 2008, and the regulations promulgated thereunder), ordinances (including zoning ordinances and land use requirements), rules, and regulations of

[17]

It is expected that many of the leases acquired or entered into by BXDC will contain “service level agreements” pursuant to which BXDC is required to maintain certain service levels within the data center (e.g., continuous availability of electricity, or a prescribed temperature and humidity range within the data halls) and where a failure of BXDC to do so would entitle the Tenant to certain remedies, including credits against Rent and in the case of prolonged or repeated service level events, the right to terminate the Lease.

[18]

It is expected that BXDC will primarily acquire data centers the construction of which has already been completed, and therefore, that any “work letter” or similar provisions related to the development of the data center will be not applicable.

governmental and quasi-governmental authorities. If any such Laws require an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant’s sole cost and expense and shall promptly deliver a copy thereof to Landlord. Nothing in this Section 9.3, however, shall permit Tenant to make, without Landlord’s prior written approval, any Alterations to the Premises which otherwise would require Landlord’s approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such Alterations.

9.4. Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored, or disposed of in or about the Premises, the Building, or the Property. Tenant, however, may use and store reasonable quantities of cleaning and office supplies and other similar materials as may be reasonably necessary for Tenant to conduct normal business operations in the Premises. The terms of this Section 9.4 shall survive the expiration or earlier termination of this Lease.

10. Maintenance and Repairs

10.1. Landlord’s Maintenance and Repair Obligations. Throughout the Term, Landlord shall keep the Building, the Common Areas, the Building Systems, and the Property in good condition and repair. Landlord’s maintenance and repair obligations will include, without limitation (except for the maintenance and repair obligations of Tenant under Section 10.2 below and excluding any obligation to maintain, repair, or replace Tenant Owned Property or Tenant’s Alterations): maintenance and repair of the roof (including roof plant areas), foundation, exterior walls, structural walls and Building Systems.

10.2. Tenant’s Maintenance and Repair Obligations. Throughout the Term, Tenant, at Tenant’s expense, will maintain the interior, non-structural portion of the Premises (excluding HVAC and other Building systems) in good order, condition and repair. Tenant is not responsible for ordinary wear and tear and damage caused by casualty or the actions of Landlord or any Landlord Parties.

11. Alterations

11.1. Alterations. Tenant may make any alterations, additions, or improvements in or to the Premises (collectively, “Alterations”) other than Alterations to structural elements of the Premises (“Structural Alterations”) without the prior written consent of Landlord. Tenant may make Structural Alterations upon receipt of Landlord’s prior written consent, which consent may be granted or denied in Landlord’s reasonable discretion.

11.2. Tenant Owned Property. All movable equipment, trade fixtures, personal property, furniture, or any other items that can be removed without harm to the Premises (including any GPUs) will remain Tenant’s property (collectively, “Tenant Owned Property”) and shall not become the property of Landlord. If Tenant fails to remove any Tenant Owned Property following the expiration or earlier termination of this Lease (and the expiration of any applicable transition period pursuant to Section 20.2 below), Landlord will deliver notice of the same to Tenant. If such failure continues for a period of [NUMBER IN WORDS] ([NUMBER]) days following Landlord’s delivery of notice of the same to Tenant, Landlord will deliver a second notice of the same to Tenant. If Tenant fails to commence removal of the Tenant Owned Property within an additional period of [NUMBER IN WORDS] ([NUMBER]) days following Landlord’s delivery of the second notice of the same to Tenant (or fails to proceed thereafter diligently to remove the Tenant Owned Property within a reasonable period of time), Tenant shall be deemed to have abandoned such Tenant Owned Property and Landlord may dispose of it as Landlord may desire without any liability for compensation or damages to Tenant.

12. Insurance

12.1. Tenant Insurance.

(a) At all times during the term of this Lease, Tenant shall maintain, at its sole cost and expense, insurance policies in accordance with Exhibit E and this Section 1219:

(b) Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. Tenant shall deliver evidence of insurance satisfactory to Landlord in its reasonable discretion to Landlord on or before the date Tenant first enters or occupies the Premises, and thereafter at least [NUMBER IN WORDS] ([NUMBER]) [days/Business Days] before the expiration dates of expiring policies.

12.2. Landlord Insurance. At all times during the term of this Lease, Landlord shall maintain, at its sole cost and expense, insurance policies in accordance with Exhibit F.

12.3. Waiver of Subrogation. Landlord and Tenant release and relieve the other from any liability it might otherwise have and waive their entire right of recovery for loss or damage to persons or property (including equipment) located within or constituting a part or all of the Premises, Building, or the Property to the extent that the loss or damage either (i) is actually covered by insurance carried by a party, including any applicable self-insured retention or deductible, or (ii) would have been covered by the insurance a party is required to carry under this

[19]

It is expected that the leases entered into or acquired by BXDC will require the Landlord and Tenant to maintain commercially reasonable insurance coverage, covering the types of risks and in the amounts consistent with insurance customarily carried by prudent landlords and tenants of comparable data centers, as applicable.

Section 12 or applicable Law (or self-insured by the insured party as permitted under this Lease), whichever is greater; provided, the foregoing waiver shall not apply to any damage or destruction caused by the gross negligence or willful misconduct of Landlord or Tenant. Each of Landlord and Tenant will have their respective insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims and include each insurer’s waiver of subrogation. However, the endorsement will not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis.

13. Indemnification

13.1. Indemnity of Landlord. Except to the extent liability is waived in Section 25.5, Tenant shall indemnify, defend, and hold Landlord and Landlord’s affiliates harmless from and against any and all third party claims, losses, costs, liabilities, damages, and expenses, including penalties, fines, and reasonable attorneys’ fees, incurred in connection with or arising directly or indirectly from: (a) any breach or default by Tenant in the performance of any of its obligations under this Lease; (b) any injury or death to persons or damage to property occurring within or about the Premises; (c) the use or occupancy of the Premises by Tenant, any Tenant Parties, or any Person occupying the Premises through Tenant; (d) the gross negligence or willful misconduct of Tenant or of any Tenant Affiliate; or (e) the use, generation, manufacture, production, storage, release, discharge, disposal or presence of a Hazardous Material on the Premises or Property caused by Tenant or any of Tenant’s Affiliates or any of their respective employees, invitees, agents or contractors.

13.2. Indemnity of Tenant. Except to the extent liability is waived in Section 25.5, Landlord shall indemnify, defend, and hold Tenant and Tenant’s affiliates harmless from and against any and all third party claims, losses, costs, liabilities, damages, and expenses, including penalties, fines, and reasonable attorneys’ fees, incurred in connection with or arising directly or indirectly from: (a) any breach or default by Landlord in the performance of any of its obligations under this Lease; (b) any injury or death to persons or damage to property occurring within or about the Premises due to Landlord’s activities on or about the Property in violation of this Lease; (c) the gross negligence or willful misconduct of Landlord or of any Landlord Affiliate; or (d) the use, generation, manufacture, production, storage, release, discharge, disposal or presence of a Hazardous Material on the Premises or Property not caused by Tenant or any of Tenant’s Affiliates or any of their respective employees, invitees, agents or contractors.

13.3. Survival. The terms of this Section 13 shall survive the expiration or earlier termination of this Lease.

14. Damage and Destruction

14.1. Restoration. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (a “Casualty”). Following such notice, Landlord shall give Tenant a notice specifying the estimated time, in Landlord’s reasonable judgment, required for repair or restoration (the “Restoration Estimate”). If the Casualty materially affects Tenant’s use of the Premises and the Restoration Estimate is estimated to exceed [NUMBER IN WORDS] ([NUMBER]) days, then Tenant may terminate this Lease thereafter provided that such Casualty has not been restored by the time of the termination. Landlord shall not be obligated to repair or restore any Tenant-Owned Property. Provided this Lease is not terminated pursuant to this Section 14.1, this Lease shall remain in full force, except that Rent shall abate in accordance with Section 14.2.

14.2. Rent Abatement. If the damage or destruction renders all or part of the Premises untenantable but the Lease is not terminated, (i) Landlord shall restore the Premises to the condition that existed prior to such casualty event (or as close as possible to such condition as is reasonably practicable); provided in no event shall Landlord be obligated to expend amounts in excess of the insurance proceeds made available to Landlord as a result of such casualty event and (ii) Rent shall proportionately abate commencing on the date of the damage or destruction and ending on the date the Premises are delivered to Tenant with the restoration substantially completed. The extent of the abatement shall be based upon the portion of the Premises rendered untenantable. Notwithstanding the foregoing, the cost of the Power actually used by Tenant during such casualty shall not be abated.

15. Condemnation

15.1. Total Taking. A “Taking” means any taking for any public or quasi-public use by condemnation or other eminent domain proceedings pursuant to any general or special law, or any permanent transfer in settlement of, or under threat of, any condemnation or other eminent domain proceedings. If the entire Premises is subject to a Taking, this Lease shall automatically terminate as of the date that title vests in the condemning authority.

15.2. Partial Taking. If there is a Taking of a part of the Premises and such Taking contains greater than [NUMBER IN WORDS] percent ([NUMBER]%) of the total area of the Premises or, if by reason of such Taking, Tenant no longer has reasonable means to access the Premises or any individual data hall, then Tenant may terminate this Lease in its entirety or with respect to such data hall upon written notice delivered to Landlord within [NUMBER IN WORDS] ([NUMBER]) days after the date of the Taking. In the event of a partial Taking that does not result in a termination of this Lease as to the entire Premises, then from and after the date of such partial Taking, Rent shall be proportionately adjusted in relation to the portions of the Premises and Building taken or rendered unusable by such partial Taking.

15.3. Restoration. If this Lease is not terminated as a result of any Taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

15.4. Allocation of Awards. Landlord shall be entitled to the entire award for any Taking, including any award made for the value of the leasehold estate created by this Lease. The foregoing notwithstanding, if this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for condemned/taken items of Tenant Owned Property and the value of Tenant’s unamortized, but taken, leasehold improvements or other improvements to the Premises made by Tenant or at Tenant’s expense.

16. Assignment.

16.1. Landlord Assignment. Landlord may, upon notice to Tenant but without Tenant’s consent, assign the Lease to an Acceptable Counterparty or undergo a Change of Control wherein an Acceptable Counterparty acquires Control of Landlord.

16.2. Tenant Assignment. Tenant may, upon notice to Landlord but without Landlord’s consent, assign the lease to any Affiliate; provided, the Tenant Guarantor will not be released from its obligations and liabilities under this Lease unless such Affiliate (or any replacement guarantor) satisfies the Credit Threshold or Landlord otherwise consents to such release. Tenant may only assign this Lease to parties that are not an Affiliate if the transferee satisfies the Credit Threshold or Tenant first obtains Landlord’s consent to the proposed assignee in writing. Landlord’s consent will not be unreasonably withheld20.

17. Tenant’s Default. Each of the following events shall be an “Event of Default” hereunder:

17.1. Monetary Default. Tenant fails to pay when due any installment of Rent and such failure continues for a period of [NUMBER IN WORDS] ([NUMBER]) Business Days after Landlord delivers written notice of such failure to tenant.

[20]

The circumstances in which the Tenant and/or Tenant Guarantor will be released from their obligations following an assignment of the Lease (a “Tenant Release”) are expected to vary from lease to lease. It is expected that, in some leases, a Tenant Release will only be permitted if the assignee of the Lease is a specifically named creditworthy replacement tenant, and in others, a Tenant Release may be permitted if the assignee of the Lease has one or more of the following: a minimum credit rating, minimum net worth and/or minimum equity value (regardless of the identity of the assignee).

17.2. Nonmonetary Default. Tenant fails to perform or observe any other covenant, condition, or obligation of Tenant, and such failure continues for a period of [NUMBER IN WORDS] ([NUMBER]) Business Days after Landlord gives Tenant written notice thereof. Notwithstanding the foregoing, if a cure cannot be effected within such [NUMBER IN WORDS] ([NUMBER])-day period and provided that Tenant promptly begins and diligently pursues the cure in good faith during the [NUMBER IN WORDS] ([NUMBER])-day period, Tenant shall have such additional time as is reasonably necessary, not to exceed [NUMBER IN WORDS] ([NUMBER]) Business Days in the aggregate to effect such cure.

17.3. Tenant Debtor Protections. The occurrence of any of the following:

(a) Tenant: (i) makes an assignment for the benefit of creditors; (ii) admits in writing its inability to pay its debts as they become due; or (iii) files a voluntary petition in bankruptcy.

(b) A proceeding or case is commenced against Tenant, without the application or consent of Tenant, in any court of competent jurisdiction, which is not dismissed within [NUMBER IN WORDS] ([NUMBER]) days after filing, seeking: (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant; (ii) the attachment, execution, or other judicial seizure of all or substantially all of Tenant’s assets; or (iii) reorganization, arrangement, composition, readjustment, liquidation, or dissolution of Tenant, or similar relief.

18. Landlord’s Remedies. Upon the occurrence of an Event of Default by Tenant, Landlord shall have all rights at law and equity, including the right to terminate Tenant’s right to possession of the Premises and to recover: (a) all Rent which shall have accrued and remains unpaid through the date of termination; plus (b) the amount by which the unpaid Rent (including payments of Operating Expenses, Taxes, and all items of Additional Rent in the amounts such items were payable for the month immediately prior to the Event of Default) for the balance of the Term, discounted to present value at the Prime Rate then in effect, exceeds the amount of Rent Landlord receives by reletting on market terms; plus (c) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease (including reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs, and brokers’ fees incurred upon any reletting of the Premises);

19. Subordination; Estoppel Certificates

19.1. Subordination. Subject to the provisions set forth in Section 19.2 hereof, this Lease shall be subject and subordinate at all times to all current or future Mortgages. The provisions of this Section 19.1 shall be self-operative and no further instrument shall be required to effect the provisions of this Section, except as otherwise provided in Section 19.2 hereof.

19.2. Subordination, Non-Disturbance, and Attornment Agreement. Notwithstanding anything contained in this Section 19 to the contrary, Landlord’s execution of any Mortgage and Tenant’s subordination and attornment to any such Mortgage, as provided in this Section is expressly conditioned upon: (a) on or before the Effective Date, Landlord obtaining from any existing Mortgagee an executed and acknowledged non-disturbance agreement substantially in the form annexed hereto as Exhibit G (the “Approved SNDA Form”); and (b) Landlord obtaining from any future Mortgagee, an SNDA substantially in the Approved SNDA Form (or on such future Mortgagee’s standard form, provided the terms are substantially consistent with the Approved SNDA Form).

19.3. Estoppel Certificates. Upon request of either party from time to time, Landlord and Tenant will execute and deliver an estoppel certificate within [NUMBER IN WORDS] ([NUMBER]) Business Days after written request from the other party. Each estoppel certificate shall be substantially in the form attached as Exhibit H (or such other form as may reasonably be required by any Mortgagee or purchaser of the Property).

20. End of Term; Holding Over

20.1. Condition Upon Surrender. On the Lease Expiration Date, Tenant shall surrender the Premises to Landlord. The Premises shall be surrendered to Landlord vacant, “broom-clean,” and in good order, condition, and repair, normal wear and tear excepted. Tenant shall remove all of Tenant’s equipment and personal property, all telecommunications equipment and wires and cables installed by or on behalf of Tenant, all Tenant Owned Property, and all Alterations that Tenant is required to remove in accordance with Section 11.2. Tenant shall repair any damage to the Premises, including any damage caused by such removal. If Tenant fails to repair any damage caused by the removal of any Alterations, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making any repairs and replacements to the Premises. Any property (including Tenant Owned Property) not removed by Tenant shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in effecting such removal and disposal. The provisions of this Section 20.1 shall survive the expiration or earlier termination of this Lease.

20.2. Transition Period; Holdover. Upon expiration or other termination of this Lease, Tenant will have the option to continue its use and occupancy of the applicable Phases(s) and use of the Capacity for a period of [NUMBER IN WORDS] ([NUMBER]) months. Any holding over after such period shall be deemed a month-to-month tenancy. If Tenant holds over, then: (a) Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in all or any portion of the Premises [NUMBER IN WORDS] percent ([NUMBER]%) of the Rent (including payments of Operating Expenses, Taxes, and all items of Additional Rent) payable during the final full month of the Term; (b) Tenant’s occupancy shall otherwise be on the terms and conditions of this Lease so far as applicable (but expressly excluding all extension rights); and (c) Tenant shall indemnify, defend, and hold Landlord harmless from all losses, costs (including reasonable attorneys’ fees), and liabilities resulting from such holdover, including any claims made by any succeeding tenants founded upon such holdover. The acceptance by Landlord of any holdover rent shall not preclude Landlord from exercising any other rights under this Lease or at law, including Landlord’s rights and remedies provided by law or this Lease.

21. Publicity; Signs. Landlord will not, directly or indirectly, disclose (including, without limitation, through any press release, advertising, customer list, web page, blog or other promotional or marketing material of any kind) the identity of Tenant as a tenant of the Building or otherwise publicly use any of Tenant’s name or trademarks without the express prior written consent of Tenant. No sign (including any directory board), advertisement, or notice referring to Tenant or any Affiliate of Tenant shall be inscribed, painted, affixed, or otherwise displayed on any part of the exterior or the interior of the Building without the prior written approval of Tenant. Tenant shall be permitted to install, at its own expense, signs containing Tenant’s name at the entrance doors to the Premises and in the reception area of the Premises. Upon expiration of the Term, Tenant, at Tenant’s expense, shall promptly remove all of its signs and repair any damage caused by such removal.

22. Parking. Landlord shall provide and maintain parking spaces for the use of Tenant’s employees and its invitees as shown on the site plan attached to this Lease as Schedule 11.

23. Notices. All notices or other communications required hereunder shall be in writing and shall be deemed duly given: (a) when delivered in person (with a written receipt therefor); (b) on the next Business Day after deposit with a recognized overnight delivery service; or (c) on the third (3rd) Business Day after being sent by certified or registered mail, return receipt requested, postage prepaid, to Landlord’s Address for Notices or to Tenant’s Address for Notices, as applicable. After the Lease Commencement Date, all notices to Tenant may, at Landlord’s option, be sent to the Premises. Either Party may change its address for the giving of notices by notice given in accordance with this Section 24. A Party’s refusal to accept delivery of any notice or communication sent by the other Party shall not render such notice ineffective. Notwithstanding the foregoing, all bills, statements, invoices, consents, requests, or other communications from Landlord to Tenant with respect to Rent may be sent to Tenant by regular U.S. Mail.

24. Guaranties.

24.1. Landlord Guaranty21. Landlord will deliver to Tenant, concurrent with Landlord’s execution and delivery of this Lease, a guaranty, executed by [LANDLORD GUARANTOR] in the form of Exhibit I.

[21]	It is expected that, in some cases, BXDC or an affiliate thereof will be required to provide a guaranty to the Tenant of all of the Landlord’s obligations under the Lease.

24.2. Tenant Guaranty22. Tenant will deliver to Landlord, concurrently with Tenant’s execution and delivery of this Lease, a payment guaranty, executed by [TENANT GUARANTOR] (“Tenant Guarantor”) in the form of Exhibit J.

25. Miscellaneous Provisions

25.1. Brokers. Tenant represents and warrants to Landlord that Tenant has not employed or dealt with any broker, agent, or finder, other than Broker, in connection with this Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for any broker’s fee or commission asserted by any broker, agent, or finder employed by Tenant, other than Broker. The provisions of this Section 25.1 shall survive the expiration or earlier termination of this Lease.

25.2. Landlord Default; Tenant Remedies.

(a) Landlord Default. In the event Landlord should neglect or fail to perform or observe any of the material covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, or to correct a breach of any warranty or representation made by Landlord in this Lease (each, a “Landlord Default”), and such failure continues for [NUMBER IN WORDS] ([NUMBER]) days after [NUMBER IN WORDS] ([NUMBER]) days’ written notice of default (or if more than [NUMBER IN WORDS] ([NUMBER]) days shall be required because of the nature of the default, if Landlord shall fail to commence the curing of such default within such [NUMBER IN WORDS] ([NUMBER])-day period and proceed diligently thereafter to cure the default, but such extended cure period not to exceed an additional [NUMBER IN WORDS] ([NUMBER]) days in total), then Tenant shall have the rights set forth in Section 25.2(b). Notwithstanding the foregoing, it shall constitute a Landlord Default if Landlord fails to perform an obligation of Landlord to be performed under this Lease and such failure materially and adversely impairs Tenant’s use of the Premises for the Permitted Use, and Landlord fails to commence to cure such default within [NUMBER IN WORDS] ([NUMBER]) hours following receipt of written notice from Tenant of such default or thereafter fails to diligently pursue the curing thereof.

[22]

It is expected that BXDC will pursue leases primarily with investment-grade hyperscalers. In some circumstances, the entity that executes the Lease as the “Tenant” will be a subsidiary of the hyperscale customer’s parent company (i.e., the Tenant itself will not be an investment-grade rated entity). In those circumstances, it is expected that creditworthy, significant subsidiary of the hyperscale customer’s parent company (as reflected in the parent company’s financial statements) will provide a guaranty of the Tenant’s obligations to pay Base Rent.

(b) Tenant Remedies. Upon the occurrence of a Landlord Default, Tenant shall have the following rights and remedies:

(i) If Tenant is awarded a money judgment against Landlord or incurs costs as a result of the Landlord Default, Tenant shall have the right to set-off such amounts against Base Rent and other amounts due under this Lease plus interest following notice from Tenant of Tenant’s intent to exercise its right of set-off hereunder;

(ii) The right to cure the Landlord Default at Landlord’s cost by taking whatever action is reasonably necessary to cure the same, without any liability for taking any such action. Landlord will promptly take all steps necessary to permit Tenant to exercise its right to cure a Landlord Default. Landlord will reimburse Tenant its reasonable out-of-pocket costs to cure such Landlord Default;

(iii) The right to recover damages proximately caused by a Landlord Default, which includes all amounts that become due under the Lease, and/or the right to assert its rights for specific performance or other equitable relief; and/or

(iv) In the event of a Landlord Default that is not cured within [NUMBER IN WORDS] ([NUMBER]) days, Tenant may terminate this lease.

(c) Landlord Insolvency. Notwithstanding anything to the contrary herein, Tenant shall the right to terminate the Lease in the event of the filing or execution or occurrence of any one of the bankruptcy events set forth in Exhibit K.

25.3. Landlord Access. Landlord and Landlord Parties may access the Premises to perform Landlord’s obligations under this Lease. Landlord permanent personnel will accompany all Landlord subcontractors entering the Premises, and Tenant reserves the right to escort anyone entering the Premises. Any access will be in accordance with the security and confidentiality requirements that Tenant may adopt from time to time (including a requirement that third parties agree to Tenant’s nondisclosure agreement, security rules, and safety and work rules). After the applicable Commencement Date for a Phase, Landlord will perform background checks for employees and subcontractor employees for such Phase as required by Schedule 12. Tenant may prohibit access to the Premises by any third party at Tenant’s sole discretion subject to the terms of this Lease. Landlord may access the Premises without complying with the access rules specified above when necessary to respond to an emergency involving an imminent threat to life/safety or an imminent risk of damage to property, but Landlord will provide as much notice as possible in the circumstances and will notify Tenant in writing promptly following the event of the date, time, duration, and method of access and the nature of the emergency.

25.4. Operator. During the Term, Landlord agrees that only Landlord, an Affiliate of Landlord that is a Qualified Operator, or another Qualified Operator designated by Landlord and approved in advance in writing by Tenant (each, a “Manager”), in Tenant’s sole and absolute discretion, shall have responsibility for operation of the Building. Notwithstanding anything to the contrary contained in this Lease, the Building shall at all times be operated by a Qualified Operator. Subject to Section 25.3, Landlord shall have access to such portion(s) of the Building as are required for Landlord to fulfill its maintenance and operational obligations as required hereunder. Nothing in this Section 25.4 shall impair Landlord’s right to transfer Landlord’s interest in the Building or Property pursuant to Section 16 so long as the Property is managed in accordance with this Section 25.4.

25.5. Successors and Assigns. The terms, covenants, and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise expressly provided herein, their respective personal representatives and successors and assigns.

25.6. Limitation on Liability. Subject to the exclusions set forth in this Section 25.6, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for any consequential, special, indirect, exemplary, or punitive damages. The limitation of liability set forth in this Section 25.6 does not apply to (i) a breach of either party’s confidentiality obligations under this Lease, (ii) any infringement, misuse or misappropriation of either party’s intellectual property rights, (iii) any act or omission by either party that constitutes gross negligence, willful misconduct or fraud, or (iv) Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Share of Property Taxes under this Lease and charges for electricity.

25.7. Partial Invalidity. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

25.8. Entire Agreement. All prior agreements between Landlord and Tenant are incorporated in this Lease, which constitutes the entire contract. This Lease (including all Exhibits) is intended as a final expression of the Parties’ agreement and may not be contradicted by evidence of any prior written or oral agreement. The Parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Lease.

25.9. Representations.

(a) Landlord Representations.

(i) Landlord represents and warrants to Tenant that Landlord is a duly formed legal entity in good standing under the Laws of the country in which the Property is located and is authorized to do business in the country (and state, if applicable) in which the Property is located; and, as of the Effective Date, the individual(s) executing this Lease on behalf of Landlord has the full right, legal power and actual authority to bind Landlord to the terms and conditions of this Lease.

(ii) As of the Effective Date, Landlord owns good and marketable fee simple title to the Property and none of the easements, liens, or encumbrances would materially and adversely interfere with Tenant’s Permitted Use of the Property.

(iii) Other than this Lease, there exists no sublease, license, or other agreement relative to the use or occupancy of the Property.

(iv) Landlord represents and warrants to Tenant that access to the Building is or will be by public or private roadways, and occupants of the Building have or will have access to the Building over the roads, paths, walks and drives on the Property or over easements appurtenant to and benefiting the Property.

(v) As of the Effective Date, to Landlord’s actual knowledge, there are no laws or zoning ordinances preventing use of the Property for the Permitted Use.

(vi) Except as disclosed in a [PHASE I ENVIRONMENTAL SITE ASSESSMENT], a true and complete copy of which has been delivered to Tenant prior to the Effective Date, as of the Effective Date, (i) Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Property or transported from the Property, any Hazardous Materials, nor to the best of Landlord’s knowledge has any Hazardous Materials been used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Property, other than the storage of diesel fuel in above-ground storage tanks located on the Property solely for the purpose of providing fuel to the back-up generators serving the Building and the installation of lithium ion batteries in the uninterruptible power supply system (UPS), engine oil, coolant, nickel zinc batteries, ni-cad batteries, VRLA batteries, refrigerant (chillers of CRACs), cleaning supplies, and water treatment chemicals (chilled water loop) for the use, operation, maintenance, and repair of the Building and its systems and equipment, and all in accordance with applicable Laws; (ii) no asbestos, asbestos-containing material, or mold have been observed or detected (or would be observed or detected after reasonable investigation) on the Property or any other portion of the Building; and (iii) there is no existing violation of any Law pertaining to environmental conditions or Hazardous Materials on the Property.

(vii) Landlord shall complete Landlord’s Work in a good and workmanlike manner, in accordance with applicable Law.

(viii) As of the Effective Date, to Landlord’s actual knowledge, there is no litigation or written notice of claim that would materially and adversely affect Tenant’s rights or Landlord’s ability to perform under this Lease.

(b) Tenant Representations. Tenant represents and warrants to Landlord that Tenant is a duly formed legal entity in good standing under the Laws of the country in which the Property is located and is authorized to do business in the country (and state, if applicable) in which the Property is located; and, as of the Effective Date, the individual(s) executing this Lease on behalf of Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions of this Lease.

25.10. Quiet Enjoyment. Upon Tenant paying the Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by, through, or under Landlord, subject, however, to the provisions of this Lease and to the priority of any mortgages or deeds of trust or ground or underlying leases.

25.11. Survival. Upon the expiration or other termination of this Lease, neither Party shall have any further obligation or liability to the other, except as otherwise expressly provided in this Lease and except for such obligations as by their nature can only be performed after such expiration or other termination. Any liability for a payment which shall have accrued or relates to any period before the expiration or other termination of this Lease shall survive the expiration or earlier termination of this Lease.

25.12. Governing Law; Consent to Jurisdiction and Venue. The Laws of the State of [STATE] shall govern the validity, performance, and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in the state and judicial district in which the Building is located. The courts of the state where the Building is located shall have exclusive jurisdiction and Tenant hereby agrees to such exclusive jurisdiction.

25.13. Amendments. This Lease may only be amended, modified, or supplemented by an agreement in writing duly executed by both Landlord and Tenant.

25.14. WAIVER OF JURY TRIAL. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE.

25.15. SUBMISSION OF LEASE. SUBMISSION OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN OFFER AND SHALL NOT BIND EITHER PARTY IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS DULY SIGNED AND DELIVERED BY LANDLORD.

25.16. No Recording. Neither this Lease nor any memorandum hereof shall be recorded or filed in any land records or other public records of any jurisdiction.

25.17. Confidentiality.

(a) Except as expressly permitted in this Section 25.17, neither Party nor its employees will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party. Information will be considered “Confidential Information” of a Party if either: (a) it is disclosed by the Party to the other Party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; (b) it is disclosed by one Party to the other Party in non-tangible form and is specifically identified as confidential at the time of disclosure; or (c) based on the content of the information or the circumstances of its disclosure, would reasonably be understood by the recipient to be “confidential”. In addition, notwithstanding anything in this Lease to the contrary, the terms and existence of this Lease will be deemed Confidential Information of each Party. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one known (or reasonably should have been known) to the receiving party to have an obligation of confidentiality to the disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Lease by the receiving Party (provided always that neither party shall issue any press releases, disclosures or announcements or any marketing, advertising or other promotional materials containing such information without the prior written consent of the other Party); or (iv) is independently developed by the receiving Party. The terms and conditions of this Lease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Lease by the receiving Party.

(b) Each Party will secure and protect the Confidential Information of the other Party in a manner consistent with a reasonable degree of care. Subject to all other terms set forth in this Lease, each Party may disclose the other Party’s Confidential Information where: (a) the disclosure is required by applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission) or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party to allow such other Party to seek a protective order; (b) if upon advice of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information (provided that a copy of such notice shall be provided to the other party reasonably in advance and the disclosing party shall consider reasonable comments of the non-disclosing party); and (c) the disclosure is for valid business, legal and accounting purposes and is: (i) to that Party’s or its Affiliates’ employees, officers, directors, attorneys, accountants, consultants and other advisors or third party service providers at or performing work incident to the Premises, (ii) to that Party’s or its Affiliates’ auditors or regulators, or (iii) to Landlord’s lenders and existing and potential acquirers of Landlord or any portion of the Premises; provided that, in the case of any disclosure described in clause (c), the persons to whom such Confidential Information is disclosed, must be advised in writing to treat and is legally bound by a duty to hold such Confidential Information as disclosed in confidence and to not disclose it to third persons that have not also agreed to so treat such Confidential Information as disclosed in confidence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Lease as of the Effective Date.

LANDLORD:
[LANDLORD NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE]

By:
Name:
Title:

TENANT:
[TENANT NAME], a[n] [STATE OF ORGANIZATION] [ENTITY TYPE]

By:
Name:
Title:

Form Exhibits1 2

[1]

The Form Exhibits are being provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee or indication of the exact terms of any exhibits to the leases that BXDC may actually acquire or enter into in connection with any acquisition of data centers. Not all provisions included herein may be applicable to, or included in, the exhibits in such leases, and/or the exhibits in such leases may contain certain provisions not included in the Form Exhibits.

[2]	Defined terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Form Lease to which these Form Exhibits are attached.

FORM OF EXHIBIT A3

“Qualified Operator” means a Person that, at the time of designation and thereafter during the period such Person is acting as a Manager, satisfies each of the following:

1.

Experience. Not less than [NUMBER IN WORDS] ([NUMBER]) years of continuous experience operating one (1) or more data center facilities of comparable tier and scale, which data center facilities each have at least [NUMBER IN WORDS] ([NUMBER]) megawatts of critical IT load.

2.	Reputation; No Disqualifying Events. Not a Restricted Party, Tenant Competitor, or sanctioned entity.

3.

Operational Standards. Operates in accordance with the Lease, and possess commercially reasonable levels of technical and managerial wherewithal consistent with practices of prudent operators of first-class data center properties in the relevant geographic market.

[3]

The criteria set forth in this Form of Exhibit A are illustrative only. Qualified Operator criteria are negotiated on a lease-by-lease basis and will vary based on the tenant, the tier and scale of the facility, and market conditions at the time of leasing. In some leases the criteria may be substantially similar to those set forth in this Form of Exhibit A; in others, the criteria may be meaningfully different (for example, by specifying minimum MW of operating capacity, permitted operator affiliations, specific industry certifications, or named operators pre-approved or disapproved by the tenant).

FORM OF EXHIBIT B4

“Approved Countries” means the following:

1.	The United States of America

2.	Member states of the European Union

3.	Member states of the North Atlantic Treaty Organization (NATO)

4.	Member states of the Organisation for Economic Co-operation and Development (OECD)

5.	The United Kingdom

6.	Canada

7.	Japan

8.	The Republic of Korea

9.	Australia

10.	New Zealand

11.	The Republic of Singapore

12.	The Swiss Confederation

13.	Any other jurisdiction mutually agreed by Landlord and Tenant in writing

[4]

The list of Approved Countries set forth in this Form of Exhibit B is illustrative only. The list of countries “approved” for purposes of the Restricted Party definition will be negotiated on a lease-by-lease basis and may vary based on the identity and regulatory posture of the tenant, the location of the Campus, geopolitical conditions at the time of leasing, and applicable U.S. and foreign sanctions regimes. In some leases the list may be narrower (for example, limited to NATO members or OECD members), and in other leases may be broader; and in either case the list may be modified over time to reflect changes in U.S. sanctions designations.

FORM OF EXHIBIT C5

“Tax” or “Taxes” means all of the following, to the extent imposed by any Governmental Authority with respect to the Property, the Building, the Premises, or the ownership, operation, leasing, use, or occupancy of any of the foregoing:

1.

All real estate taxes, ad valorem taxes, general and special assessments, and all other governmental impositions of whatever kind or nature levied on the Property, the Building, or any portion thereof;

2.	All personal property taxes levied on fixtures, equipment, and other personal property of Landlord used in connection with the operation of the Property;

3.

All business license fees, occupancy taxes, rent taxes, gross receipts taxes, and similar transactional taxes imposed on Landlord in connection with the rental of the Premises (other than income, franchise, capital, estate, inheritance, or transfer taxes imposed on Landlord);

4.	All payments in lieu of any of the foregoing, including amounts paid under any PILOT, tax abatement, or similar agreement;

5.	All assessments for public or private improvements benefiting the Property, including under any covenants, conditions, restrictions, reciprocal easement, or similar agreement; and

6.

All reasonable fees, costs, and expenses (including reasonable attorneys’, consultants’, and appraisers’ fees) incurred by Landlord in connection with any good-faith contest or appeal of any of the foregoing, to the extent such contest results in a reduction in Taxes.

Exclusions. “Taxes” shall not include, and Tenant shall have no obligation to pay: (i) any income, franchise, capital, estate, inheritance, gift, transfer, recordation, documentary, profits, or excess-profits taxes imposed on Landlord; (ii) any interest, penalties, or late fees incurred solely as a result of Landlord’s failure to timely pay any Tax (except to the extent Tenant’s failure to make a timely payment under the Lease contributed to such Landlord failure); or (iii) any taxes imposed on any other property of Landlord.

[5]

The definition of “Taxes” is jurisdiction-specific and is negotiated on a lease-by-lease basis to reflect, among other things, the state and local tax regime applicable to the Campus, any available tax abatements, exemptions, or incentives (including, where applicable, data center sales-and-use tax exemptions, payment-in-lieu-of-tax arrangements, or tax increment financing), and the allocation of responsibility for particular categories of taxes between Landlord and Tenant. The definition set forth in this Form of Exhibit C is illustrative only. Individual leases may include different tax inclusions and exclusions.

EXHIBIT D

SERVICE INTERRUPTION EVENTS

Generally

It is expected that many of the leases entered into or acquired by BXDC will contain “service level agreements” (“SLAs”) that will impose measurable performance standards (“Service Levels”) on the Landlord’s maintenance and operation of the applicable data center. We expect the scope of SLAs will include power delivery and availability, temperature and humidity within the data hall, connectivity and security and safety, among other things. In leases with SLAs, the failure of the Landlord to meet the SLA performance standards (a “Service Interruption Event”) will typically entitle the Tenant to remedies, including Rent credits, and in cases of prolonged or repeated Service Interruption Events, the right to terminate the Lease. Further detail regarding the SLA regimes we expect to see in leases acquired or entered into by BXDC is set forth below.

Scope

Power Availability and Redundancy

Service Levels with respect to power require that Landlord deliver a specified amount of continuous electrical availability at an agreed-upon redundancy level, and a Service Interruption Event occurs where Landlord fails to do so.

Temperature and Humidity

Landlord is also often required to maintain the ambient temperature and humidity within the data hall within specified ranges. A Service Interruption Event occurs when the temperature or humidity falls outside of the agreed-upon range in excess of a specified duration of time, often measured in consecutive minutes.

Network Connectivity and Uptime

SLAs may also address the Landlord’s obligations with respect to the availability of connectivity infrastructure, including cross-connects, fiber paths and entry points, meet-me rooms, and redundant network pathways.

Security

Service Levels are often also set with respect to security obligation. Landlord may be required to provide 24/7 on-site security personnel and multi-layered physical access controls, such as biometric authentication, mantrap entry vestibules and video surveillance. Landlord may also be required to implement visitor management protocols.

Health and Safety

SLAs may also require that Landlord to investigate and address certain circumstances posing a risk to safety (such as fires, releases of hazardous substances, serious workplace injuries, etc. ) within specified time periods.

Material Interference

We expect some leases entered into or acquired by BXDC will contain a generic SLA for any other event or condition which causes a material interference with the Tenant’s operations of the data center.

Tenant Remedies

Rent Credits and Abatements

Service Interruption Events generally entitle Tenant to Rent credits for a portion or all of, or in some cases in excess of all of, the Tenant’s daily or monthly base Rent. In the cases where the SLA provides for Rent credits in excess of the Tenant’s daily or monthly base Rent, such Rent credits may be subject to a cap (e.g., up to 250% of the Rent owed in the month when the service interruption occurs) or not be subject to a cap at all. Rent credits are generally calculated on a tiered or escalating basis, with the amount of the credit increasing in proportion to the duration or severity of the Service Interruption Event. For example, with respect to a Service Interruption Event relating to power interruptions, Tenant may be entitled to a Rent credit equal to a defined percentage of monthly rent for each hour (or fraction thereof) of downtime, with the credit percentage escalating as the duration of the outage increases. In such example, if the outage persists for an extended duration and the SLA provides for a cap in excess of 100% of daily or monthly base Rent (or is not subject to a cap at all), a Tenant may be entitled to Rent credits that significantly exceed the Tenant’s daily or monthly base Rent.

Termination Rights

Tenant termination rights may also arise in connection with systemic, prolonged or chronic Service Interruption Events. For example, an SLA may provide that Tenant has the right to terminate in connection with a single, major Service Level event exceeding a specified duration threshold, or a sequence of smaller recurring Service Interruption Events within a specified look-back period.

Step-In Rights

In addition to the above, leases may also provide Tenant with step-in or self-help rights, which permit the Tenant to take direct action to remedy the Service Interruption Event and recover the related costs from Landlord (or offset them against Rent).

FORM OF EXHIBIT E6

FORM OF TENANT INSURANCE REQUIREMENTS

Throughout the Term, Tenant shall, at its sole cost and expense, maintain in full force and effect the following insurance policies, with insurance companies licensed to do business in the state in which the Property is located and having an A.M. Best rating of not less than “[RATING]” (or an equivalent rating from another nationally recognized rating agency)7:

1.

Commercial General Liability Insurance, with limits of not less than [NUMBER IN WORDS] Dollars ($[NUMBER]) per occurrence and [NUMBER IN WORDS] Dollars ($[NUMBER]) in the general aggregate (with a separate aggregate per location), covering bodily injury, property damage, personal injury.

2.	Excess / Umbrella Liability Insurance on a “following form” basis, with limits of not less than [NUMBER IN WORDS] Dollars ($[NUMBER]) per occurrence and in the aggregate.

3.

Workers’ Compensation Insurance at statutory limits in accordance with the laws of the state in which the Premises are located, and Employer’s Liability Insurance with limits of not less than [NUMBER IN WORDS] Dollars ($[NUMBER]) per accident.

4.	Property insurance policy covering Tenant Alterations and/or Tenant-Owned Property with limits of not less than [NUMBER IN WORDS] Dollars.

General Requirements. All policies required to be carried by Tenant under the Lease (other than workers’ compensation and, to the extent inapplicable, property insurance on Tenant-Owned Property) shall (i) name Landlord and such other parties as Landlord may reasonably designate (including, without limitation, any Mortgagee) as additional insureds on a primary and non-contributing basis; (ii) as to liability coverages, be written on an “occurrence” basis; and (iii) contain a waiver of subrogation in favor of Landlord and the additional insureds consistent with Section 12.3 of the Lease.

[6]

The type and amount of insurance required to be maintained by the Tenant is transaction-specific and is negotiated on a lease-by-lease basis to reflect, among other things, the type and size of the applicable data center and allocation of responsibility for operation of the data center as between the landlord and the tenant and availability of insurance in the applicable market on commercially reasonable terms. Individual leases may include materially different insurance requirements.

[7]

In some cases, we expect leases entered into or acquired by BXDC will permit the Tenant to self-insure so long as it (or the guarantor of its obligations under the applicable lease) satisfies minimum net worth and/or credit rating criteria or is a subsidiary or affiliate of an investment grade public company parent.

Tenant shall deliver to Landlord certificates of insurance, together with copies of additional insured and waiver of subrogation endorsements.

FORM OF EXHIBIT F8

FORM OF LANDLORD INSURANCE REQUIREMENTS

Throughout the Term, Landlord shall maintain in full force and effect the following insurance policies, with insurance companies licensed to do business in the state in which the Property is located and having an A.M. Best rating of not less than “[RATING]” (or an equivalent rating from another nationally recognized rating agency):

1.

Commercial General Liability Insurance, with limits of not less than [NUMBER IN WORDS] Dollars ($[NUMBER]) per occurrence and [NUMBER IN WORDS] Dollars ($[NUMBER]) in the general aggregate (with a separate aggregate per location), covering bodily injury, property damage, personal injury, and death.

2.	Business Income or rental loss insurance, written for a period of at least [NUMBER IN WORDS] ([NUMBER]) months after the date of casualty or on an actual sustained loss basis.

3.	Umbrella or excess liability insurance in an amount of [NUMBER IN WORDS] Dollars ($[NUMBER]).

4.

Workers’ Compensation Insurance at statutory limits in accordance with the laws of the state in which the Premises are located, and Employer’s Liability Insurance with limits of not less than [NUMBER IN WORDS] Dollars ($[NUMBER]) per accident.

5.	Business automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of [NUMBER IN WORDS] Dollars ($[NUMBER]).

6.	Property insurance policy with limits of not less than the full replacement value of the Building, including any improvements and all property (other than Tenant Owned Property) in the Building.[9]

[8]

The type and amount of insurance required to be maintained by the Landlord is transaction-specific and is negotiated on a lease-by-lease basis to reflect, among other things, the type and size of the applicable data center and allocation of responsibility for operation of the data center as between the landlord and the tenant and availability of insurance in the applicable market on commercially reasonable terms. Individual leases may include materially different insurance requirements.

[9]

In some cases, we expect the leases entered into or acquired by BXDC will only permit the landlord to pass-through the costs of property insurance policies with an insured amount less than full replacement value (e.g., probable maximum loss or maximum foreseeable loss).

FORM OF EXHIBIT G

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of [DATE], by and among [MORTGAGEE NAME], a [JURISDICTION] [ENTITY TYPE] (“Mortgagee”), [LANDLORD NAME], a [JURISDICTION] [ENTITY TYPE] (“Landlord”), and [TENANT NAME], a [JURISDICTION] [ENTITY TYPE] (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Data Center Lease Agreement dated as of [DATE] (as amended, the “Lease”), pursuant to which Landlord leases to Tenant certain premises located at [ADDRESS] (the “Premises”); and

WHEREAS, Mortgagee has made or agreed to make a loan to Landlord secured by, among other things, a mortgage, deed of trust, or deed to secure debt encumbering the Property (as amended, the “Mortgage”); and

WHEREAS, the parties desire to set forth their agreement with respect to the subordination of the Lease to the Mortgage, the non-disturbance of Tenant’s rights under the Lease, and Tenant’s attornment to any successor owner.

NOW, THEREFORE, the parties agree as follows:

1.	Subordination. The Lease, and all of Tenant’s rights thereunder, are and shall at all times be subject and subordinate to the Mortgage, so long as the debt is outstanding.

2.

Non-Disturbance. Notwithstanding Section 1, so long as no Event of Default by Tenant has occurred and is continuing under the Lease beyond any applicable notice and cure period that would entitle Landlord to terminate the Lease or dispossess Tenant, in the event Mortgagee acquires title to the Property pursuant to the exercise of its remedies under the Mortgagee (or by a deed in lieu) (a “Succession”), Mortgagee agrees that: (a) Tenant’s possession and use of the Premises in accordance with the Lease shall not be disturbed or interfered with by Mortgagee; (b) the Lease shall continue in full force and effect; and (c) Mortgagee shall not join Tenant as a party defendant in any foreclosure proceeding for the purpose of terminating the Lease or Tenant’s rights thereunder.

3.

Attornment. In the event of a Succession, Tenant shall attorn to, and recognize Successor Landlord as Landlord under the Lease, and the Lease shall continue in full force and effect as a direct lease between Successor Landlord and Tenant upon all of the terms of the Lease.

4.

Successor Landlord Protections. Notwithstanding anything in the Lease to the contrary, Successor Landlord shall not be: (a) liable for any act, omission, representation, or breach of any prior landlord, except for defaults that are continuing on the date of Succession ; (b) subject to any offset, defense, claim, or counterclaim that Tenant may have against any prior landlord, other than (i) the rent abatement rights expressly set forth in the Lease and (ii) offsets permitted by law or under the Lease; (c) bound by any payment of Base Rent or Additional Rent made more than [NUMBER IN WORDS] ([NUMBER]) days in advance, except as expressly required by the Lease or where actually received by Successor Landlord; or (d) bound by any amendment or modification to the Lease made without Mortgagee’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed) that would change the Rent payable under the Lease, except for any amendment or other modification arising out of Tenant’s exercise of any rights, options or elections under the Lease.

5.

Tenant Protections Preserved. Notwithstanding Section 4, Successor Landlord shall remain bound by (i) any purchase option, right of first offer, right of first refusal, or expansion right granted to Tenant under the Lease to the extent such rights were not exercised and rejected prior to the date of foreclosure, (ii) Tenant’s rent abatement and self-help rights expressly set forth in the Lease, and (iii) any rights of Tenant arising under the Lease with respect to events occurring after Successor Landlord succeeds to Landlord’s interest.

6.

Notice and Cure Rights of Mortgagee. Tenant shall concurrently deliver to Mortgagee a copy of any notice of Landlord Default given by Tenant under the Lease. Mortgagee shall have the same period available to Landlord to cure such default, plus an additional [NUMBER IN WORDS] ([NUMBER]) days (or such longer period as may be reasonably necessary if the cure requires Mortgagee to obtain possession of the Property), and Tenant shall not exercise any termination right arising from such default until Mortgagee’s cure period has expired.

7.

Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; (b) shall be governed by and construed in accordance with the laws of the state in which the Property is located, without regard to conflict of laws principles; (c) may be executed in counterparts and by electronic signature, each of which shall be an original and all of which together shall constitute one instrument; and (d) contains the entire agreement among the parties with respect to the subject matter hereof.

[Signature blocks and acknowledgments for Mortgagee, Landlord, and Tenant.].

FORM OF EXHIBIT H

FORM OF ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

To: [ADDRESSEE] (the “Requesting Party”)

Reference is made to that certain Data Center Lease Agreement dated as of [DATE] (as amended, the “Lease”), between [LANDLORD NAME], as landlord (“Landlord”), and the undersigned, as tenant (“Tenant”), covering the premises located at [ADDRESS] (the “Premises”). Capitalized terms used but not defined herein shall have the meanings given to them in the Lease.

Tenant hereby certifies to the Requesting Party, as of the date hereof, as follows:

1.

Lease in Effect. The Lease is in full force and effect and has not been amended, modified, or supplemented and constitutes the entire agreement between Landlord and Tenant with respect to the Premises [except as set forth on Exhibit [•]].

2.	Term. The Commencement Date of the Lease was [DATE]. The Lease Expiration Date is [DATE], subject to Tenant’s renewal rights (if any) as set forth in the Lease.

3.

Rent. The current monthly Base Rent is $[AMOUNT], and Base Rent has been paid through [DATE]. Tenant is currently paying estimated Additional Rent in the amount of $[AMOUNT] per month. No Base Rent or Additional Rent has been prepaid more than one month in advance, other than as expressly required under the Lease.

4.

Security Deposit. The security deposit, if any, currently held by Landlord under the Lease is $[AMOUNT], in the form of [CASH / LETTER OF CREDIT / OTHER]. [If applicable: The Letter of Credit is in the amount of $[AMOUNT] and was issued by [ISSUER].]

5.

No Defaults. To Tenant’s actual knowledge, (a) Landlord is not in default in the performance of any of its obligations under the Lease, and no event has occurred that, with the giving of notice or passage of time, would constitute such a default; and (b) Tenant is not in default in the performance of any of its obligations under the Lease.

6.	No Offsets or Claims. Tenant has no existing defenses, offsets, claims, counterclaims, or credits against Landlord or against the payment of Rent or any other sums payable under the Lease.

7.	Possession; Acceptance. Tenant has accepted possession of the Premises, and all improvements required to be constructed by Landlord thereon under the Lease have been completed.

8.	Bankruptcy. Tenant has not filed, and is not the subject of any filing for, bankruptcy or reorganization under any federal or state bankruptcy or insolvency laws.

9.	Options. Except as expressly set forth in the Lease, Tenant has no rights of first offer, rights of first refusal, options to extend, options to purchase, or options to terminate.

10.

Reliance. Tenant acknowledges that the Requesting Party [and/or its lender and/or prospective purchaser] will rely on this certificate in connection with [the financing/acquisition/other transaction]. This certificate is for informational purposes only and shall not be deemed to modify the Lease. The factual certifications set forth herein are made to Tenant’s actual knowledge (without any duty of investigation or inquiry), and nothing herein shall create any obligation or liability on the part of Tenant beyond that set forth in the Lease.

Dated: [DATE]

TENANT: [TENANT NAME] By:           Name:           Title:

FORM OF EXHIBIT I

FORM OF LANDLORD GUARANTY

GUARANTY OF LANDLORD OBLIGATIONS

THIS GUARANTY OF LANDLORD OBLIGATIONS (this “Guaranty”) is made as of [DATE] by [LANDLORD GUARANTOR NAME], a [JURISDICTION] [ENTITY TYPE] (“Guarantor”), in favor of [TENANT NAME], a [JURISDICTION] [ENTITY TYPE] (“Tenant”).

RECITALS

A. Tenant and [LANDLORD NAME], a [JURISDICTION] [ENTITY TYPE] (“Landlord”), are entering into that certain Data Center Lease Agreement dated as of the date hereof (as amended, the “Lease”), pursuant to which Landlord has agreed to lease to Tenant the Premises described therein.

B. Guarantor is an [Affiliate / parent] of Landlord and will derive substantial direct and indirect benefit from Tenant’s entry into the Lease.

C. As a material inducement to, and as a condition of, Tenant’s execution of the Lease, Tenant has required that Guarantor execute and deliver this Guaranty.

NOW, THEREFORE, in consideration of the foregoing, Guarantor agrees as follows:

1.

Guaranty. Guarantor absolutely, irrevocably, and unconditionally guarantees to Tenant the full and prompt performance and observance of all of the covenants, terms, conditions, and agreements to be performed by Landlord under the Lease, including, without limitation, (a) the construction obligations of Landlord under the Lease, (b) the obligation to deliver the Premises in the condition required by the Lease, (c) the obligation to maintain and repair the Building Systems and Common Areas as required by the Lease, (d) the obligations of Landlord in connection with any Casualty or Taking, (e) any indemnification obligations of Landlord, (f) any rent abatement obligations under of the Lease, and (g) any termination fee or other monetary obligations owed by Landlord to Tenant (collectively, the “Guaranteed Obligations”).

2.

Primary Obligation; Independent. This Guaranty is a guaranty of payment and performance, and not merely of collection. Guarantor’s obligations hereunder are primary, absolute, unconditional, and independent of the obligations of Landlord. Tenant may proceed directly against Guarantor without first proceeding against or exhausting its remedies against Landlord, and without joining Landlord in any action or proceeding.

3.

Waivers. Guarantor hereby waives, to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty; (b) notice of any default, breach, or nonperformance by Landlord under the Lease; (c) presentment, demand, protest, and notices of dishonor, nonpayment, and protest; (d) any requirement that Tenant first pursue, exhaust, or liquidate any collateral, security, or other guaranty; (e) any defense arising from the incapacity, lack of authority, death, dissolution, or bankruptcy of Landlord; (f) any defense based on the unenforceability or invalidity of any provision of the Lease (other than defenses Landlord itself could assert as to the substantive merits of the underlying obligation); (g) any right of subrogation, reimbursement, exoneration, contribution, or indemnity from Landlord until the Guaranteed Obligations have been fully performed; and (h) all suretyship defenses generally.

4.

Continuing Guaranty; No Release. This Guaranty is a continuing guaranty and shall remain in full force and effect until all of the Guaranteed Obligations have been fully and indefeasibly performed and discharged. Guarantor’s liability hereunder shall not be affected, released, or diminished by: (a) any amendment, modification, extension, or waiver of the Lease, whether or not Guarantor has notice thereof (provided that Guarantor’s liability for any new or increased obligations resulting from a material amendment shall be limited to the extent of Guarantor’s written consent thereto); (b) the assignment of the Lease by Landlord or any change in Landlord’s ownership or structure; (c) the bankruptcy, insolvency, or reorganization of Landlord, including any rejection or disaffirmance of the Lease in bankruptcy; (d) any delay, forbearance, or failure by Tenant to enforce any right against Landlord; or (e) any other circumstance (other than full performance of the Guaranteed Obligations) that might otherwise constitute a legal or equitable discharge of Guarantor.

5.

Reinstatement. If any payment or performance by Landlord is rescinded, avoided, or recovered as a preference, fraudulent conveyance, or otherwise, Guarantor’s obligations hereunder shall be reinstated with respect to the Guaranteed Obligations so rescinded or recovered.

6.

Representations. Guarantor represents and warrants that (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has full power and authority to execute, deliver, and perform this Guaranty; (c) this Guaranty constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to customary bankruptcy and equitable remedies exceptions; and (d) the execution and delivery of this Guaranty do not violate its organizational documents or any material agreement to which it is a party.

7.

Notices. All notices under this Guaranty shall be delivered in accordance with the notice provisions of the Lease to the addresses set forth on the signature page hereto (or to such other address as Guarantor or Tenant may designate by notice hereunder).

8.

Miscellaneous. This Guaranty (a) shall be binding upon Guarantor and its successors and permitted assigns, and shall inure to the benefit of Tenant and its permitted successors and assigns; (b) shall be governed by and construed in accordance with the laws of the State of [GOVERNING LAW STATE], without regard to conflict of laws principles; (c) may not be amended except by a writing signed by Guarantor and Tenant; (d) may be executed in counterparts and by electronic signature; and (e) together with the Lease, contains the entire agreement of the parties with respect to the subject matter hereof. Each of Guarantor and Tenant irrevocably consents to the exclusive jurisdiction of the state and federal courts located in [COUNTY], [STATE] for any dispute arising hereunder, and waives trial by jury.

9.	Attorneys’ Fees. In any action or proceeding to enforce this Guaranty, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first written above.

GUARANTOR: [LANDLORD GUARANTOR NAME] By:            Name:            Title:            Notice Address: [ADDRESS]

FORM OF EXHIBIT J

FORM OF TENANT GUARANTY

PAYMENT GUARANTY

THIS PAYMENT GUARANTY (this “Guaranty”) is made as of [DATE] by [TENANT GUARANTOR NAME], a [JURISDICTION] [ENTITY TYPE] (“Guarantor”), in favor of [LANDLORD NAME], a [JURISDICTION] [ENTITY TYPE] (“Landlord”).

RECITALS

A. Landlord and [TENANT NAME], a [JURISDICTION] [ENTITY TYPE] (“Tenant”), are entering into that certain Data Center Lease Agreement dated as of the date hereof (as amended, the “Lease”), pursuant to which Landlord has agreed to lease to Tenant the Premises described therein.

B. Guarantor is [the parent of / a significant subsidiary of the common parent of] Tenant and will derive substantial direct and indirect benefit from Tenant’s entry into the Lease .

C. As a material inducement to, and as a condition of, Landlord’s execution of the Lease, Landlord has required that Guarantor execute and deliver this Guaranty.

NOW, THEREFORE, Guarantor agrees as follows:

1.

Guaranty. Guarantor absolutely, irrevocably, and unconditionally guarantees to Landlord the full and prompt payment, when due, of all Base Rent, Additional Rent, and other monetary amounts payable by Tenant under the Lease, together with all costs of enforcement (including reasonable attorneys’ fees) (collectively, the “Guaranteed Obligations”), provided that, in no event shall Guarantor’s liability hereunder exceed the sum of the remaining Base Rent and Additional Rent payable under the Lease.

2.

Primary Obligation; Independent. This is a guaranty of payment and performance and not of collection. Guarantor’s obligations are primary, absolute, unconditional, and independent of Tenant’s obligations. Landlord may proceed directly against Guarantor without first proceeding against Tenant or any collateral.

3.

Waivers. Guarantor hereby waives, to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty and of any default by Tenant; (b) presentment, demand, protest, and all notices in connection with the Lease; (c) any requirement that Landlord first pursue, exhaust, or liquidate any collateral, security, or other guaranty, or first proceed against Tenant; (d) any defense based on the incapacity, lack of authority, death, dissolution, or bankruptcy of Tenant, including any rejection or disaffirmance of the Lease in bankruptcy; (e) any defense based on the unenforceability or invalidity of the Lease (other than defenses Tenant itself could assert as to the substantive merits of the underlying obligation); (f) any right of subrogation, reimbursement, exoneration, contribution, or indemnity from Tenant until the Guaranteed Obligations have been fully discharged; and (g) all suretyship defenses generally.

4.

Continuing Guaranty; No Release on Assignment. This is a continuing guaranty. Guarantor’s liability shall not be affected, released, or diminished by (a) any amendment or modification of the Lease (including any extension of the Term or increase in Rent pursuant to its terms), (b) any assignment of the Lease by Tenant or subletting of the Premises, (c) the bankruptcy, insolvency, or reorganization of Tenant, or (d) any delay, forbearance, or failure by Landlord to enforce any right against Tenant. Without limiting the generality of the foregoing, Guarantor acknowledges that, pursuant to the Lease, Guarantor shall not be released from its obligations hereunder in connection with a Tenant assignment unless the Credit Threshold is satisfied (or a replacement guaranty substantially in the form of this Guaranty is delivered by a qualifying replacement guarantor) or Landlord otherwise consents to Guarantor’s release 4 6.

5.

Reinstatement. If any payment by Tenant or Guarantor is rescinded, avoided, or recovered as a preference, fraudulent conveyance, or otherwise, Guarantor’s obligations shall be reinstated with respect to the amounts so rescinded or recovered.

6.

Representations. Guarantor represents and warrants that (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) it has full power and authority to execute, deliver, and perform this Guaranty; (c) this Guaranty constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to customary bankruptcy and equitable remedies exceptions; and (d) the execution and delivery of this Guaranty do not violate its organizational documents or any material agreement to which it is a party.

7.	Notices. All notices shall be delivered in accordance with the notice provisions of the Lease to the addresses set forth on the signature page hereto.

8.

Miscellaneous. This Guaranty (a) shall be binding upon Guarantor and its successors and permitted assigns, and shall inure to the benefit of Landlord and its successors and assigns (including any Successor Landlord pursuant to an SNDA);

(b) shall be governed by and construed in accordance with the laws of the State of [GOVERNING LAW STATE]; (c) may not be amended except by a writing signed by Guarantor and Landlord; (d) may be executed in counterparts and by electronic signature; and (e) together with the Lease, contains the entire agreement of the parties with respect to the subject matter hereof. Each of Guarantor and Landlord irrevocably consents to the exclusive jurisdiction of the state and federal courts located in [COUNTY], [STATE], and waives trial by jury.

9.	Attorneys’ Fees. In any action to enforce this Guaranty, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first written above.

GUARANTOR: [TENANT GUARANTOR NAME] By:            Name:            Title: _____________________ Notice Address: [ADDRESS]

FORM OF EXHIBIT K

LANDLORD INSOLVENCY EVENTS

“Landlord Insolvency Event” means the occurrence of any one or more of the following:

(a) the filing by Landlord of a petition in bankruptcy court, or the institution by Landlord of any other proceedings under any U.S. federal or state law for the relief of debtors, wherein Landlord is seeking relief as a debtor;

(b) the filing by Landlord of a petition or an answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(c) an assignment by Landlord for the benefit of creditors;

(d) Landlord consenting to, or acquiescing in, or petitioning for, the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties;

(e) the filing of an involuntary petition in bankruptcy or any U.S. federal or state law for the relief of debtors, which is not dismissed within [•] of filing; and

(f) Landlord, or any entity that controls Landlord ceases to do business as a result of a proceeding by any governmental authority for the dissolution or liquidation of Landlord (or such entity that controls Landlord).